SPECIAL MEETING OF SHAREHOLDERS PRINCOR EMERGING GROWTH FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis                4,357,654            127,073
    Ehrle                4,355,968            128,760
    Ferguson             4,360,306            124,422
    Gilbert              4,354,684            130,043
    Griswell             4,347,852            136,875
    Jones                4,354,487            130,241
    Keller               4,356,725            128,003
    Lukavsky             4,354,913            129,814
    Peebler              4,344,537            140,190

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          4,323,493           47,792                113,443

3.Approval of name change Principal MidCap Fund, Inc.

          In Favor            Opposed               Abstain

          4,157,790           197,103               129,835

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

          3,983,217           309,019               192,492